NL REPORTS SECOND QUARTER 2012 RESULTS

DALLAS, TEXAS – August 9, 2012 - NL Industries, Inc. (NYSE:NL) today reported net income attributable to NL stockholders of $26.0 million, or $.53 per share, in the second quarter of 2012 compared to net income of $16.9 million, or $.35 per share, in the second quarter of 2011.  For the first six months of 2012, NL reported net income attributable to NL stockholders of $47.0 million, or $.97 per share, compared to net income of $34.1 million, or $.70 per share in the first six months of 2011.

Net sales increased 7% in the second quarter of 2012 and increased 4% in the first six months of 2012 as compared to the same periods of 2011.  Net sales increased in 2012 primarily due to $1.1 million and $2.3 million in new ergonomics healthcare product line sales in the quarter and six month period, respectively, relating to the Furniture Components business acquired in July 2011, as well as from general growth in customer demand within the Security Products and Marine Components business units. Income from operations attributable to CompX increased in the second quarter of 2012 to $3.9 million compared to $3.1 million in the 2011 period, primarily because the 2011 period was negatively impacted by $.8 million in facility consolidation costs.  Income from operations attributable to CompX in the first six months of 2012 decreased to $6.8 million as compared to $11.9 million in the first six months of 2011, primarily due to the net effects of a $7.5 million litigation settlement gain recorded in the first quarter of 2011 ($.06 per share, net of income taxes and noncontrolling interest), facility consolidation costs of $1.8 million incurred in 2011 and the 2012 impact of improved production efficiencies related to the facility consolidation.

Kronos’ net sales of $545.3 million in the second quarter of 2012 were $7.8 million, or 1%, higher than in the second quarter of 2011.  Kronos’ net sales of $1,106.6 million in the first six months of 2012 were $148.7 million, or 16%, higher than in the first six months of 2011.  Net sales increased in the second quarter and first six months of 2012 primarily due to higher average TiO2 selling prices partially offset by lower sales volumes and the negative impact of fluctuations in currency exchange rates.  Kronos’ average TiO2 selling prices increased 24% in the second quarter of 2012 as compared to the second quarter of 2011 and increased 28% in the first six months of 2012.  Kronos’ average TiO2 selling prices at the end of the second quarter of 2012 were comparable to the end of the first quarter of 2012.  TiO2 sales volumes in the second quarter and first six months of 2012 were approximately 16% and 7% lower, respectively, than in the comparable periods of 2011 due to lower customer demand.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $27 million in the second quarter and by approximately $36 million in the first six months of 2012.  The table at the end of this press release shows how each of these items impacted the overall increase in Kronos’ sales.

Kronos’ income from operations decreased by $33.6 million from $144.2 million in the second quarter of 2011 to $110.6 million in the second quarter of 2012, primarily due to the net effects of higher selling prices, higher manufacturing costs (primarily raw materials) and lower sales and production volumes.  Kronos’ income from operations in the first six months of 2012 was $320.0 million, an increase of $73.4 million as compared to the first six months of 2011, as the favorable effect of higher selling prices more than offset the negative impact of higher manufacturing costs and lower sales and production volumes.  Kronos’ production volumes were 17% lower in the second quarter of 2012 as compared to the second quarter of 2011, and were 6% lower in the year-to-date period, in order to align production and inventory levels with decreased demand.  Kronos’ income from operations comparisons were also impacted by fluctuations in currency exchange rates, which decreased income from operations by approximately $1 million in the second quarter of 2012 and by approximately $3 million in the year-to-date period.

As previously reported, in March 2011 Kronos redeemed €80 million principal amount of its 6.5% Senior Secured Notes due 2013, and Kronos’ results in the first quarter of 2011 include an aggregate $3.3 million charge (NL’s equity interest was $.4 million or $.01 per share, net of income tax) associated with the early extinguishment of such Senior Notes.  In June 2012, Kronos entered into a new $400 million term loan, and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount of Senior Notes outstanding.  As a result, Kronos recognized a second quarter 2012 charge of $7.2 million (NL’s equity interest was $.9 million or $.02 per share, net of income tax benefit) associated with the early extinguishment of such remaining Senior Notes.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries aggregated $1.4 million (or $.02 per share, net of income taxes) in the first six months of 2012, compared to $.5 million (or $.01 per share, net of income taxes), in the first six months of 2011.

The litigation settlement gain of $15.0 million in the second quarter of 2012 ($9.7 million, or $.20 per share, net of income taxes) relates to the third and final closing associated certain real property we formerly owned in New Jersey.

Corporate expenses were lower in the second quarter of 2012 compared to the second quarter of 2011 primarily due to lower environmental remediation and related costs.  Corporate expenses were higher in the first sixth months of 2012 compared to the first six months of 2011 primarily due to higher environmental remediation and related costs in the first quarter of 2012.

Our income tax expense in the first six months of 2011 includes a $2.1 million first quarter provision for deferred income taxes related to the undistributed earnings of CompX’s Canadian subsidiary attributable to the $7.5 million patent litigation settlement gain.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
•	Customer inventory levels;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs)and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw material (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts;
•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Customer and competitor strategies;
•	Potential consolidation of Kronos’ competitors;
•	Demand for office furniture;
•	Substitute products;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems;
•	The introduction of trade barriers;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to maintain sufficient liquidity;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	CompX’s and Kronos’ ability to renew or refinance debt;
•	CompX’s ability to comply with covenants contained in its revolving bank credit facility;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Potential difficulties in integrating completed or future acquisitions;
•	Decisions to sell operating assets other than in the ordinary course of business;
•	Uncertainties associated with the development of new product features;
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters) and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)
(Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2011	2012	2011	2012

Net sales	$35.2	$37.6	$70.0	$73.1
Cost of sales	25.4	27.6	51.5	53.6

Gross margin	9.8	10.0	18.5	19.5

Selling, general and administrative expense	5.9	6.1	12.1	12.7
Other operating income (expense):
Insurance recoveries	.1	.3	.5	1.4
Litigation settlement gain	-	15.0	-	15.0
Patent litigation settlement gain	-	-	7.5	-
Patent litigation expense	-	-	(.2)	-
Facility consolidation expense	(.8)	-	(1.8)	-
Corporate expense and other, net	(12.2)	(5.0)	(15.7)	(21.1)

Income (loss) from operations	(9.0)	14.2	(3.3)	2.1

Equity in earnings of Kronos Worldwide, Inc.	27.1	19.6	45.4	61.2

General corporate items:
Interest and dividends	.8	.8	1.4	1.5
Interest expense	(.4)	(.1)	(.8)	(.5)

Income before income taxes	18.5	34.5	42.7	64.3

Provision for income taxes	1.4	8.2	7.9	16.8

Net income	17.1	26.3	34.8	47.5

Noncontrolling interest in net income of subsidiary	.2	.3	.7	.5

Net income attributable to NL stockholders	$16.9	$26.0	$34.1	$47.0

Basic and diluted net income per share	$.35	$.53	$.70	$.97

Weighted average shares outstanding used in the
calculation of net income per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2011	2012	2011	2012

CompX - component products	$3.1	$3.9	$11.9	$6.8
Insurance recoveries	.1	.3	.5	1.4
Litigation settlement gain	-	15.0	-	15.0
Corporate expense and other, net	(12.2)	(5.0)	(15.7)	(21.1)

Income (loss) from operations	$(9.0)	$14.2	$(3.3)	$2.1

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months	Six months
	ended June 30,	ended June 30,
	2012 vs. 2011	2012 vs. 2011

Percentage change in sales:
TiO2 product pricing	24%	28%
TiO2 sales volume	(16)%	(7)%
TiO2 product mix	(2)%	(1)%
Changes in currency exchange rates	(5)%	(4)%

Total	1%	16%